Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-198603 on Form N-1A of our report dated November 27, 2015, relating to the financial statements and financial highlights of TrimTabs Intl Free-Cash-Flow ETF appearing in the Annual Report on Form N-CSR of TrimTabs Intl Free-Cash-Flow ETF for the period ended September 30, 2015, and to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Prospectus and “Financial Statements” and “Accounting and Legal Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

January 27, 2016